Exhibit 99(xi)

CAMCO FINANCIAL & SUBSIDIARIES SALARY SAVINGS PLAN

NON-TRANSFERABLE WARRANT SUBSCRIPTION FORM

THIS FORM MUST BE COMPLETED AND RETURNED TO CAMCO FINANCIAL CORPORATION

BY 5:00 P.M., EASTERN TIME, ON [—], 2017

SECTION I. WARRANT SUBSCRIPTION

As a participant in the Camco Financial & Subsidiaries Salary Savings Plan (the “401(k) Plan”), I acknowledge receipt of your letter and the enclosed materials relating to the exercise of warrants to purchase shares of common stock, par value $1.00 per share (“Common Stock”), of Camco Financial Corporation (the “Company”).

The undersigned hereby irrevocably elects to exercise [—] warrants at a subscription price of $2.10 per share and hereby makes payment of $[—] in satisfaction of the total subscription price applicable to the exercise of such warrants.

Employee:	Employee Social Security Number:

Date of Birth:	Employee Number:

Work Phone:	Date of Hire:

Home Phone:	Home Address:

Spouse Name:	Spouse Date of Birth:

PAYMENT

If you elect to exercise warrants held by the 401(k) Plan that are allocated to your 401(k) Plan account, Standard Retirement Services, the administrator of the 401(k) Plan, will instruct Charles Schwab Trust Company, the Plan Trustee, to liquidate funds in your 401(k) Plan account invested in the Morley Stable Value Fund in an amount equal to the total subscription price required.

SECTION II. AUTHORIZATION AND CERTIFICATION

By executing this Non-Transferable Warrant Subscription Form:

(i)	I authorize Registrar and Transfer Company (the “Subscription Agent”) and the Plan Trustee to exercise the number of warrants listed in Section I of this form and to liquidate funds in my 401(k) Plan account invested in the Morley Stable Value Fund on my behalf in order for me exercise such warrants.

(ii)	I certify that, after giving effect to my exercise of the number of warrants listed in Section I of this form, and taking into account my holdings within and outside the 401(k) Plan and the holdings of my affiliates, I will not exceed the overall beneficial ownership limitation described in the Prospectus of the Company’s outstanding Common Stock.

(iii)	I acknowledge and agree that:

a.	if the value of the investments in the Morley Stable Value Fund I have instructed the Plan Trustee to liquidate does not equal or exceed the total subscription price required shown in Section I above, the warrants held by my 401(k) Plan account will be exercised for shares of Common Stock to the fullest extent possible based on the cash value of my 401(k) Plan account invested in the Morley Stable Value Fund;

b.	book entry shares (in lieu of certificates) representing shares of Common Stock duly subscribed and paid for will be issued as soon as practicable upon the exercise of the warrants. I understand that the shares of Common Stock issued upon the exercise of the warrants will be credited to my 401(k) Plan account and will not be issued to me personally;

c.	if I fail to properly complete and duly sign this Non-Transferable Warrant Subscription Form or otherwise fail to follow the subscription procedures that apply to the exercise of my warrants before 5:00 p.m., Eastern Time, on [—], 2017, my subscription will be rejected;

d.	neither the Company, the Subscription Agent nor the Plan Trustee accepts any responsibility to contact me (us) concerning an incomplete or incorrect Non-Transferable Warrant Subscription Form, nor are they under any obligation to correct my Non-Transferable Warrant Subscription Form; and

e.	each of the Company, the Subscription Agent and the Plan Trustee has the sole discretion to determine whether my subscription exercise properly complies with the subscription procedures.

(iv)	I agree to all of the terms and conditions of this Non-Transferable Warrant Subscription Form.

Participant Signature	Date

Signature of Authorized Company Employee	Date

FOR COMPANY’S OFFICE USE ONLY:

Date Received	System Entry Date